EXHIBIT 21.1
SUBSIDIARIES OF POSTROCK ENERGY CORPORATION
PostRock Midstream, LLC, a Delaware limited liability company
PostRock Energy Services Corporation, a Nevada Corporation
PostRock MidContinent Production, LLC, a Delaware limited liability company
Quest Cherokee, LLC, a Delaware limited liability company
Bluestem Pipeline, LLC, a Delaware limited liability company
Quest Energy Service, LLC, a Kansas limited liability company
Quest Oil & Gas, LLC, a Kansas limited liability company
Quest Cherokee Oilfield Service, LLC, a Delaware limited liability company
Quest Mergersub, Inc., a Delaware corporation
Quest Kansas Pipeline, L.L.C., a Delaware limited liability company
Quest Kansas General Partner, L.L.C., a Delaware limited liability company
Quest Pipelines (KPC), a Kansas general partnership
Quest Transmission Company, LLC, a Delaware limited liability company
Quest Eastern Resource LLC, a Delaware LLC
STP Newco, Inc., an Oklahoma corporation
Quest Midstream Holdings Corporation, a Delaware Corporation